Exhibit 99.1

Contact: Robert M. Thornton, Jr. President & CEO (770) 933-7000 sunlink@sunlinkhealth.com

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2006

SECOND QUARTER RESULTS

ATLANTA, Georgia (February 9, 2006) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings for its second fiscal quarter ended December 31, 2005 of $902,000, or $0.11 per fully diluted share, compared to net earnings of $689,000, or $0.09 per fully diluted share, for the quarter ended December 31, 2004. For the six months ended December 31, 2005, SunLink reported net earnings of $2,005,000 or $0.26 per fully diluted share, compared to net earnings of $998,000, or $0.13 per fully diluted share.

SunLink reported earnings from continuing operations of $917,000, or $0.12 per fully diluted share, for the quarter ended December 31, 2005, compared to earnings from continuing operations of $652,000, or $0.08 per fully diluted share, for the comparable quarter a year ago. The effective income tax rate of 45.6% for the quarter ended December 31, 2005 increased substantially from the 4.1% for the quarter ended December 31, 2004 due to much lower net operating tax loss carry-forwards available in the current year. SunLink reported earnings from continuing operations of $2,001,000, or $0.26 per fully diluted share, for the six months ended December 31, 2005, compared to earnings from continuing operations of $975,000, or $0.13 per fully diluted share, for the comparable quarter a year ago.

The company’s operating profit from continuing operations for the quarter ended December 31, 2005 was $1,954,000 compared to an operating profit for the quarter ended December 31, 2004 of $1,328,000. Operating profit for the quarter ended December 31, 2005 was positively affected by a $1,049,000 reduction in expense resulting from the lower actuarially-determined liability for professional liability risks. Operating profit for the quarter ended December 31, 2005 and 2004 was negatively affected by $462,000 and $152,000 of prior year third-party payor settlements, respectively. The company’s operating profit from continuing operations for the six months ended December 31, 2005 was $3,899,000 compared to an operating profit for the six months ended December 31, 2004 of $2,046,000.

Consolidated net revenues from continuing operations for the quarters ended December 31, 2005 and 2004 were $32,242,000 and $31,291,000, respectively, an increase of 3.0% in the current year. The increased net revenues in the current year resulted primarily from a 1.9% increase in net revenue per equivalent admission, 4.5 % increase in surgeries and a 1.1% increase in equivalent admissions. Admissions declined 2.9% in the quarter ended December 31, 2005 compared to the prior year’s second quarter. Consolidated net revenues from continuing operations for the six months ended December 31, 2005 and 2004 were $66,141,000 and $61,748,000, respectively, an increase of 7.1% in the current year. The increased net revenues in the current year’s six months resulted primarily from a 4.2% increase in net revenue per equivalent admission and a 2.8% increase in equivalent admissions.

Robert M. Thornton, Jr., SunLink’s president and chief executive, said, “We are encouraged by our increased outpatient volume and surgeries and that our operating margin increased to 6.1% from 4.2% last year. Also gratifying was our growth in the mix of commercial patients that increased to 30.7% of net revenues. On the other hand, we experienced lower volume growth and an increase in salaries, wages and benefits expense this quarter, as well as an increase in bad debt expense, which is an ongoing challenge for healthcare providers.”

Mr. Thornton continued, “We continue to be optimistic about our operating model that focuses on non-urban communities, physician recruiting, facility improvements and exceptional community services. During the first six months of this fiscal year, we added eight net new physicians and during the second quarter we made significant capital investments of $1,800,000, the majority of which was for new diagnostic equipment. We are pleased that our efforts have resulted in substantial operating improvements and increased profitability this quarter, but recognize that we have additional challenges and opportunities ahead of us.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on February 9, 2006 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-261-3330. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 853439 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2006 SECOND QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Net Revenues	$32,242	$31,291	$66,141	$61,748
Cost of Patient Service Revenues:
Salaries, wages and benefits	16,171	15,068	32,346	29,724
Provision for bad debts	3,519	3,264	7,387	6,271
Supplies	3,529	3,456	7,151	6,925
Purchased services	2,082	1,860	4,232	3,590
Other operating expenses	3,599	5,085	8,352	10,385
Rents and leases	604	641	1,222	1,584
Depreciation and amortization	784	589	1,552	1,223

Operating Profit	1,954	1,328	3,899	2,046

Loss on early repayment of debt		(384)		(384)
Interest Income (Expense) - net	(267)	(264)	(522)	(571)

Earnings from Continuing Operations before Income Taxes	1,687	680	3,377	1,091
Income Tax Expense	(770)	(28)	(1,376)	(116)

Earnings from Continuing Operations	917	652	2,001	975
Earnings (Loss) from Discontinued Operations, net of income taxes	(15)	37	4	23

Net Earnings	$902	$689	$2,005	$998

Earnings Per Share from Continuing Operations:
Basic	$0.13	$0.09	$0.28	$0.14

Diluted	$0.12	$0.08	$0.26	$0.13

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.00)	$0.01	$0.00	$0.00

Diluted	$(0.00)	$0.00	$0.00	$0.00

Net Earnings Per Share:
Basic	$0.12	$0.10	$0.28	$0.14

Diluted	$0.11	$0.09	$0.26	$0.13

Weighted Average Common Shares Outstanding:
Basic	7,242	7,162	7,224	7,168

Diluted	7,860	7,673	7,825	7,687

SUMMARY BALANCE SHEETS

	December 31, 2005	June 30, 2005
ASSETS
Cash and Cash Equivalents	$3,606	$5,281
Other Current Assets	19,537	19,573
Property Plant and Equipment, net	37,701	35,875
Long-term Assets	4,593	4,711

	$65,437	$65,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$20,175	$21,701
Long-term Debt and Other Noncurrent Liabilities	13,597	14,438
Shareholders’ Equity	31,665	29,301

	$65,437	$65,440